Exhibit 5.1

ObsEva SA

Chemin des Aulx 12

1228 Plan-les-Ouates

Switzerland

Geneva, August 7, 2019

20156.012 / M1.7320958_3 TRABF

ObsEva SA – Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as special Swiss counsel to ObsEva SA (the “Company”) in connection with the filing of (i) a registration statement on Form F-3, declared effective on March 2, 2018, including the prospectus dated February 1, 2018, as amended on February 23, 2018, and on March 1, 2018 (the “Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), certain securities, including common shares, par value of CHF 1/13 each, of the Company to be issued after the date hereof (the “Common Shares”), with the maximum aggregate public offering price of all securities to be issued by the Company under the Registration Statement not to exceed USD 200,000,000, as further described in the Registration Statement, (ii) a prospectus supplement filed with the U.S. Securities and Exchange Commission on March 19, 2018 (the “First Prospectus Supplement”) relating to the issuance and sale by the Company of Common Shares, having an aggregate offering price of up to USD 50,000,000, and (iii) a prospectus supplement (the “Second Prospectus Supplement” and together with the First Prospectus Supplement, the “Prospectus Supplements”) relating to the issuance and sale by the Company of Common Shares, having an aggregate offering price of up to USD 25,000,000, for the purpose of increasing up to USD 75,000,000, the aggregate offering price of the Common Shares which the Company may issue and sell under the Prospectus Supplements (the “Offered Shares”) in accordance with a certain open market sale agreement, as amended, between the Company and Jefferies LLC.

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

1.	REVIEWED DOCUMENTS

For the purpose of giving this opinion, we have only examined the following documents (the “Documents”):

(i)	the Registration Statement;

(ii)	the First Prospectus Supplement;

(iii)	a copy of the filing version of the Second Prospectus Supplement, to be filed with the U.S. Securities and Exchange Commission on August 7, 2019;

(iv)	a certified copy of an extract from the Commercial Register of the Canton of Geneva, dated August 5, 2019, in respect of the Company (the “Register Extract”); and

(v)	a certified copy dated August 5, 2019, of the articles of association of the Company, as at July 18, 2019 (the “Articles of Association”).

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

2.	ASSUMPTIONS

In rendering the opinion below, we have assumed:

(a)	the completeness of and conformity to the originals of all Documents submitted to us as drafts or copies;

(b)	to the extent relevant for the purpose of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(c)

that the Articles of Association and the Register Extract are up-to-date and correct as of the date hereof and that no changes have been made which should have been or should be reflected in the Articles of Association or the Register Extract as of the date hereof;

(d)

that (i) the number of Offered Shares will not exceed the number of Common Shares that may be issued under the Articles of Association (as may be amended from time to time), (ii) the Second Prospectus Supplement will be filed with the U.S. Securities and Exchange Commission, (iii) the Second Prospectus Supplement will become effective, (iv) the Registration Statement and each of the Prospectus Supplements will continue to be effective,

(v) the issuance of and payment for the Offered Shares will be made in compliance with the Articles of Association (as may be amended from time to time), the Registration Statement and each of the Prospectus Supplements, (vi) the consideration received by the Company for the issuance of the Offered Shares will be fully paid and will not be less than the par value of such Offered Shares, (vii) to the extent applicable, the Offered Shares will be issued in accordance with articles 647 – 652h, 931a – 937 and 973c of the Swiss Code of Obligations as well as the relevant intermediated securities regulations and commercial registry regulations, and (viii) the issuance of the Offered Shares will be made in accordance with the Articles of Association (as may be amended from time to time) and organizational regulations of the Company, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction on the Company;

(e)

that prior to the delivery of any Offered Shares, the board of directors of the Company shall have duly authorized the issuance of such Offered Shares in accordance with the Articles of Association (as may be amended from time to time), that such authorization shall not have been amended or rescinded, and that all necessary corporate actions of the Company to approve the issuance and sale of the Offered Shares shall have been performed in accordance with the Articles of Association (as may be amended from time to time); and

(f)	all Offered Shares will be sold in the manner stated in the Registration Statement and each of the Prospectus Supplements.

3.	OPINION

Based on the assumptions mentioned under 2 above, and subject to the qualifications mentioned under 4 below, we are of the opinion that the Offered Shares, if and when issued, will be validly issued, fully paid-in and non-assessable.

4.	QUALIFICATIONS

The above opinion is subject to the following qualifications:

(a)

This opinion is limited to Swiss law as existing and interpreted on the date hereof. Such laws and their interpretation are subject to change. We have abstained from examining any issues of any other jurisdiction and therefore no opinion on matters other than Swiss law is to be inferred from this opinion.

(b)

In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

(c)	We express no opinion as to the accuracy or completeness of the information contained in any of the Registration Statement, the First Prospectus Supplement or the Second Prospectus Supplement.

(d)

We express no opinion as to any commercial, calculating, auditing or other non-legal matters, including for what regards the decisions of the board of directors to cancel pre-emptive rights of existing shareholders. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this opinion in the Registration Statement, and to the references to us under the heading “Legal Matters” contained in the Second Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Lenz & Staehelin

/s/ Jacques Iffland

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